Exhibit 3.2
                            CERTIFICATE OF AMENDMENT
                                       TO
                          CERTIFICATE OF INCORPORATION
                                       OF
                         AFFINITY TECHNOLOGY GROUP, INC.

         AFFINITY  TECHNOLOGY GROUP, INC., a corporation  organized under and by
virtue  of  the  General   Corporation   Law  of  the  State  of  Delaware  (the
"Corporation"), does hereby certify:

         FIRST: That by resolution duly adopted by the Board of Directors of the Corporation effective March 30, 2006, the Board of Directors of the Corporation
(i) adopted the following resolution setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, (ii) declared such amendment to be advisable and (iii) directed that such amendment be considered by the stockholders of the Corporation at the 2006 Annual Meeting of Stockholders of the Corporation:

         RESOLVED, that the Board of Directors hereby declares it advisable to amend the first paragraph of Article Fourth of the Corporation's Certificate of Incorporation in its entirety to read as follows:

         "A. The Corporation is authorized to issue two (2) classes of capital stock to be designated, respectively, Preferred Stock, par value $.0001 per share ("Preferred Stock"), and Common Stock, par value $.0001 per share ("Common Stock"). The total number of shares of capital stock that the Corporation is authorized to issue is one hundred and five million (105,000,000). The total number of shares of Preferred Stock that the Corporation shall have authority to issue is five million (5,000,000). The total number of shares of Common Stock that the Corporation shall have authority to issue is one hundred million (100,000,000)."

         SECOND: The foregoing amendment to the Certificate of Incorporation of the Corporation has been duly approved and adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer this 15th day of July, 2006.


                             By: /s/ Joseph A. Boyle
                             -------------------------------------
                             Joseph A. Boyle
                             President and Chief Executive Officer


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